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                                                                    EXHIBIT 99.1


[LOGO] CENTRAL PARKING CORPORATION                               NEWS

             2401 21st Avenue South, Suite 200, Nashville, TN 37212
                       (615) 297-4255 Fax: (615) 297-6240

FOR IMMEDIATE RELEASE

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
INVESTOR CONTACT:  William J. Vareschi, Jr.   MEDIA CONTACT:  Richard Jonardi
                   Chief Executive Officer                    Communications Manager
                   (615) 297-4255                             (615) 297-4255
                   bvareschi@parking.com                      rjonardi@parking.com
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     CENTRAL PARKING CORPORATION COMPLETES NEW $350 MILLION CREDIT FACILITY
        COMPANY RECEIVES HIGHER SENIOR DEBT RATING FROM STANDARD & POOR'S

NASHVILLE, TENN. (MARCH 3, 2003) -- Central Parking Corporation (NYSE: CPC) today announced the completion of a new $350 million senior secured credit facility, consisting of a $175 million, five-year revolving facility and a $175 million, seven-year term loan. The new facility will be used to refinance approximately $239 million of existing debt and $36 million in existing letters of credit, with the remainder available for general corporate purposes.

        Interest rates under the new revolving facility vary according to the company's leverage ratio with the current rate for revolving borrowings at LIBOR plus 2.25%. The term loan bears interest at LIBOR plus 3.25% and is repayable at the rate of one percent of the principal per year for the first five years with the remainder due in years six and seven. The new credit facility contains customary covenants, including those that require the company to maintain certain financial ratios, restrict further indebtedness and limit the amount of dividends paid. The leverage ratio requirement in the new facility is less restrictive than in the Company's previous credit facility, and both the leverage ratio and the senior leverage ratio step down over time. The facility is secured by the stock of certain subsidiaries, Company-owned real estate and personal property assets of the Company and its subsidiaries.

        "We are pleased with the terms of the new credit facility, which extends our partnership with Bank of America, our agent bank, and the rest of our bank group," said William J. Vareschi, Jr., chief executive officer. "The financing was oversubscribed and reflects current market pricing. Completion of this new facility on these terms, combined with Standard & Poor's recent announcement reaffirming Central Parking's corporate rating of "BB" and increasing our senior debt rating to "BB+," demonstrates continued confidence in our ability to adapt to these uncertain economic times and to grow our core business over time. Additionally, we believe the five to seven year length of their commitment provides us with a strong operating platform to pursue sound growth opportunities in the future."

        Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking and transportation services. The Company operates approximately 3,900 parking facilities containing approximately 1.6 million spaces at locations in 39 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Germany, Switzerland, Mexico, Poland, Spain, Venezuela and Greece.

        This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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